Exhibit 1.5

Investor Relations	Media Relations

Craig Celek CDC Corporation 212.661.2160 craig.celek@cdccorporation.net	Jen Buchhalter Articulate Communications Inc. 617.451.7788, ext. 16 jbuchhalter@articulatepr.com

Mission Pharmacal Speeds Time-to-Market for Drugs with Ross Systems

The Ross ERP Platform Provides Real-Time Visibility, Inventory Control and Lot Tracing Capabilities
to Comply with the FDA

ATLANTA – April 25, 2006 –Ross Systems, a global provider of enterprise software solutions and a division of CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA), announced today that Mission Pharmacal, manufacturer of pharmaceutical products such as CITRACAL®, has decreased its time-to-market and improved its competitive advantage using the Ross enterprise resource planning (ERP) system. Among the benefits gained from Ross ERP, Mission Pharmacal has real-time visibility into all manufacturing systems, improved inventory control and bi-directional lot tracing capabilities to comply with Food and Drug Administration (FDA) regulations.

In the pharmaceutical industry the pressure on small companies to bring innovative products to market versus large competitors is unprecedented. With limited visibility between manufacturing processes and throughout its supply chain, Mission Pharmacal sought to institute absolute control required to manage materials throughout production. Additionally, with several new products brought to market requiring FDA approval, Mission Pharmacal needed to improve its lot tracing capabilities. To address these challenges, the company selected Ross ERP for its expertise in process manufacturing and focus on the life sciences industry.

“The pharmaceutical industry generates intense competition,” said Max Martin, COO for Mission Pharmacal. “New drugs are introduced into market each day, which makes it vital for Mission Pharmacal to maintain optimal efficiencies throughout the enterprise. Ross ERP helps us bring drugs to market faster by ensuring we are as efficient as possible in all areas – inventory control, visibility across the supply chain and FDA compliance. These are key components to staying ahead in this market.”

The Ross ERP solution allowed Mission Pharmacal to integrate disparate systems and gain 100 percent visibility into manufacturing across the enterprise. The company is now able to make better informed, real-time decisions that have increased plant throughput, contained costs and improved delivery performance. Mission Pharmacal also benefits from the flexibility of Ross’ Internet-based technology backbone, the Internet Application Framework™, which allows them to map solutions to evolving business needs, across platforms and locations.

With inventory control processes in place, the company can accurately manage the complete product lifecycle – from raw materials to finished goods. As a centralized information repository, Mission Pharmacal now has the ability to execute detailed product costing, just-in-time planning and fulfillment and yield analysis.

Prior to Ross ERP, a team of people worked an entire weekend to conduct a physical inventory count. In contrast, the company now runs a complete check of inventory in three to five hours. In addition, regular audits conducted by the FDA are faster and more efficient. Mission Pharmacal is able to conduct end-to-end bi-directional lot traces in two hours using one person where it previously took several days with the assistance of four people.

“Ross ERP provides a tailored solution, based on a shared set of business challenges in the life sciences industry, ideally suited for companies like Mission Pharmacal,” said Michael Webster, director of life sciences for Ross Systems. “The ability to optimize productivity, deliver high-quality products on time while meeting regulatory requirements has enabled Mission Pharmacal to gain a strong foothold in a highly competitive market.”

About Mission Pharmacal

Founded more than 50 years ago by visionary pharmacist H.N. Walsdorf, Mission Pharmacal is dedicated to ensuring that its pharmaceutical products are manufactured with the highest-quality raw materials available. The company is best known for its innovative products such as the CITRACAL® product line, which includes products for Osteoporosis and Prenatal Care.

About Ross Systems
Ross Systems, Inc., a software unit of CDC Corporation (NASDAQ: CHINA), delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by more than 1,200 customer companies worldwide, the company’s family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance. For more information, visit www.rossinc.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 4,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA). For more information, please visit www.cdcsoftware.com.

About CDC Corporation
CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review the company has reorganized into two primary operating business units, CDC Software and China.com Inc. For more information about CDC Corporation, please visit the website www.cdccorporation.net.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of Ross to address the needs of life sciences customers specifically Mission Pharmacal, and the ability of Mission Pharmacal to decrease time-to-market, gain 100 percent visibility into manufacturing operations, comply with FDA regulations and make more informed business decisions through the use of Ross’ ERP software. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the life sciences industry; the continued ability of Ross’ solutions to address industry-specific requirements of life sciences manufacturers; demand for and market acceptance of new and existing enterprise software and services; development of new functionalities which would allow life sciences companies to compete more effectively and changes in the type of information required to compete in life sciences product business. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2004 on Form 20-F filed on June 30, 2005 (and amended on October 11, 2005). All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.